Exhibit 99.3

Presentation to Spirit Alternative Proposal February 4, 2025 | Strictly private and confidential

2 Illustrative Capitalization Excluding $350mm Equity Rights Offering S o u r ce : Notes: Falcon Management, Spirit Disclosure Statement (Chapter 11 Plan of Reorganization), filed as of December 18, 2024. Based on $600mm of run - rate synergies. $ 400 Sources New 2nd Lien Term B / Bond ("take - back debt") 800 New 1st Lien Bond [ ] New Revolving Credit Facility ($400mm) $1 ,2 00 Total Sources Uses $3 00 Paydown Saturn RCF ($300M) 3 00 Paydown Saturn DIP Financing 400 New Saturn Exit Secured Notes [ 27 ] Other Saturn Transaction Fees 1 7 3 Cash to PF Balance Sheet $1 ,2 00 Total Uses Pro Forma 2/28/2025 (+/ - ) Total Adjs. ( - ) Trxn F ees (+/ - ) Debt Restructuring ( - ) Debt Paydown Saturn 2/28/2025 Falcon 2/28/2025 ($ in millions) $ 1,6 7 4 $173 ($27) $ 800 ( $ 600) $ 854 $ 647 Cash and Short Term Investments 187 ( 3 1) ( 3 1) 2 18 - - Restricted Cash $1,861 $142 $1 , 072 $ 647 Total Cash $3 51 - - - - $3 51 Pre - Delivery Credit Facility 12 - - - - 12 Floating Rate Building Note - - ( 3 00) ( 3 00) 3 00 - - RCF ($300M Capacity) - - ( 3 00) ( 3 00) 3 00 - - DIP Financing - - (1,110) (1,110) 1,110 - - 8.00% Senior Secured Notes due 2025 1,0 34 - - 1,0 34 - - Fixed - rate Term Loans due through 2039 514 - - 514 - - Saturn EETCs due 2026 - 2030 - - (25) ( 2 5) 25 - - 4.75% Convertible Senior Notes due 2025 - - (500) (500) 500 - - 1.00% Convertible Senior Notes due 2026 400 400 400 - - - - New 2nd Lien Term B / Bond ("take - back debt") 800 800 800 - - - - New 1st Lien Bond $ 3, 111 ($1,035) $ 3, 783 $ 36 3 Total Secured Debt 100 - - - - 100 Affinity Card Advance Purchase of Mileage Credits 66 - - - - 66 PSP Promisory Notes 1 21 - - 1 21 - - Term Loans due in 2031 $ 2 87 -- $1 21 $166 Total Unsecured Debt Total Debt $ 3,39 7 ($1,035) $ 3 ,903 $5 29 $ 8,1 7 0 - - $ 4,193 $3 ,9 7 7 Operating Lease Liabilities $11,567 ($1,035) $8,096 $ 4, 506 Total Lease - Adj. Debt $9,706 ( $1 , 177) $7 , 0 2 4 $ 3, 859 Total Lease - Adj. Net Debt Available Liquidity $ 1,6 7 4 $ 854 $ 647 Unrestricted Cash 400 - - - - Undrawn RCF $ 2, 074 $854 $ 647 Total Liquidity Credit Statistics $ 1,982 $ 666 $ 1, 3 16 2025E Adj. EBITDAR (Excl. Synergies) 2 ,582 2025E Adj. EBITDAR (Incl. Synergies) 5 . 8x 12.2x 3. 4x Total Lease - Adjusted Debt / 2025E Adj. EBITDAR (Excl. Synergies) 4 . 5x Total Lease - Adjusted Debt / 2025E Adj. EBITDAR (Incl. Synergies) 4 . 9x 10.5x 2. 9x Total Lease - Adjusted Net Debt / 2025E Adj. EBITDAR (Excl. Synergies) 3. 8x Total Lease - Adjusted Net Debt / 2025E Adj. EBITDAR (Incl. Synergies) Sources & Uses Pro Forma Capitalization ($ in millions) $ Amount

Take-Back Debt Term Sheet

Issue	Term Loan B or Notes
Principal Amount	$400mm
Tenor	6 Years
Coupon	11.0% Cash / 8.0% Cash + 4.0% PIK
Security[(1,2)]	2nd Lien claim on the following collateral: • *Falcon Loyalty Program (~$3.1bn)* • *Falcon Brand IP (~$1.5bn)* • *Saturn Brand IP (~$1.6bn)* • *Saturn Loyalty Program (~$1.1bn)* • *Saturn Co-branded Credit Card (~$1.6bn)* • *Saturn Engines (~$225mm)* • *Saturn Slots (~$85mm)* • *Saturn Spare Parts (~$140mm)* • *Other Saturn Assets (~$475mm)[(3)]*
Call Protection	NC2; par thereafter
Covenants	25% Maximum 1st Lien LTV *No Other Financial Covenants*

(1) Collateral values based on latest appraisals and management estimates.
(2) Value of Saturn loyalty assets subject to change and may not be included in collateral package
(3) Includes headquarters ($288mm), other spare engines ($123mm), hangar ($27mm), simulators ($26mm), and ground service equipment ($12mm).

3